EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Cosmos Holdings Inc.

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated April 17, 2018, except for Note 12 as to which the date is May 9, 2018, with respect to the audited consolidated financial statements of Cosmos Holdings Inc. for the years ended December 31, 2017 and 2016. Our report contains an explanatory paragraph regarding the Company’s ability to continue as an ongoing concern.

We also consent to the references to us under the caption “Experts” in such registration statement.

/s/ Malone Bailey, LLP

www.malonebailey.com

Houston, Texas

October 12, 2018